Filed pursuant to Rule 433(d)
Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)
Enhanced Exchange Rate
Linked Notes

Issuer:	Swedish Export Credit Corporation
Type:	US Registered Notes
CUSIP:	00254ECE0
Denominated Currency:	USD
Issue Amount:	USD 31,000,000
Denominations:	Minimum denominations of USD 10,000 with increments above of USD 1,000
Trade Date:	April 12, 2007
Settlement Date:	April 30, 2007
Maturity Date:	April 30, 2012
Issue Price:	100.00% of USD Amount
Redemption Price:	(100.00% of Par + Additional Amount) * Index Factor
Enhancement Factor:	10.01%
Additional Amount:	Notional Amount * (Actual Days from Issue Date Until Maturity Date/360) * (Enhancement Factor)
Index Factor:	9113/(IDR/USD Rate for Maturity Date)
IDR or Indonesian Rupiah	The lawful currency of the Republic of Indonesia. IDR will be deemed to include any lawful successor currency (the “Successor Currency”) of the Republic of Indonesia.
Business Days:	London, New York and Jakarta
Governing Law:	New York
Underwriter:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Calculation Agent:	Merrill Lynch Capital Services
CUSIP:	00254ECE0

Currency Annex

IDR Rate:

The IDR/USD exchange rate on any given day, expressed as the amount of IDR per one USD, as determined by the Calculation Agent by reference to Reuters page ABSIRFIX01 at around 1100 hours Singapore time. If IDR/USD exchange rate is not published in the Reuters page ABSIRFIX01, the Calculation Agent will determine such IDR/USD exchange rate in a commercially reasonable manner.

“IDR Relevant Valuation Date” means the date three Jakarta and New York Business Days prior to the Scheduled Maturity Date or any other date on which payment shall be made by the Issuer, as the case may be. For the purposes of this definition only, a “Business Day” shall include a day that would have been a Business Day but for the occurrence of an Unscheduled Holiday.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling the Merrill Lynch prospectus department toll free 866-500-5408